Exhibt 10.1

PARKS! AMERICA, INC,

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is hereby entered into and made effective this first day of June 2022, by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the “Company”), and Dale Van Voorhis of 5684 Pioneer Trail, Hiram, Ohio (“Van Voorhis”).

RECITALS

1. The Company is engaged in the business of developing theme parks and attractions and related service enterprises and desires to ensure effective management, governance, and leadership in this endeavor.

2. Van Voorhis has been an officer and Director of the Company since 2009, most recently, serving as its Chief Executive Officer. He has expressed a desire to continue in some professional capacity beyond his current contract period which ends on May, 31, 2022.

3. In view of his effective service and relevant experience, the Company has determined that it also desires to continue its relationship with Van Voorhis in the roles of Chairman of the Board, member of the Strategic Growth and Audit Board Committees, and as Special Advisor to the Chief Executive Officer of the Company according to the terms as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms, and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT

The Company hereby employs, engages, and hires Van Voorhis, on a part-time basis, as its Chairman of the Board of Directors, Special Advisor to the Chief Executive Officer, and Board member on the Strategic Growth and Audit Committees, on the terms and conditions hereinafter set forth. Van Voorhis hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as requested by the Board or the CEO inclusive of those roles and responsibilities listed in Schedule “A” attached hereto.

II. TERMS OF EMPLOYMENT

The terms of employment contemplated under this Agreement shall be for a period of two (2) years commencing as of June 1, 2022 and terminating on May 31, 2024 as noted below. This Agreement does not guarantee, nor eliminate, the option for the two parties to mutually agree to extend their professional relationship beyond May 31, 2024.

●	Chairman of the Board of Directors	June 1, 2022 – May 31, 2024
●	Strategic Growth & Audit Committee Member	June 1, 2022 – May 31, 2024
●	Special Advisor to the CEO	June 1, 2022 – May 31, 2023

III. SERVICES, DUTIES, AND RESPONSIBILITIES

1. On a part time-basis, Van Voorhis will faithfully and to the best of his ability serve the Company in his roles as its Chairman of the Board of Directors, Strategic Growth & Audit Committee Member, and Special Advisor to the CEO subject to the policy direction of the Board of Directors of the Company. Van Voorhis shall perform such services and duties as are customarily performed by one holding these positions in a public corporation.

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2. As noted, Van Voorhis will devote his energy and skill on a part-time basis to his employment with the Company. Such duties shall be rendered where Van Voorhis elects, and at such other place or places as the Company shall require or as interests, needs, business, or opportunity of the Company shall require, subject to the part time-nature of his employment.

3. These roles are considered “Non-Executive” Advisory positions, and as such, Van Voorhis shall not have the authority to make business decisions, agreements, or contractual obligations on behalf of the Company, unless specifically assigned by either action by the Board of Directors of the Company or by delegation by the CEO.

4. Van Voorhis shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, subject to the conditions and limitations provided in Article IX, Section 3 hereof. It is understood, however, that the foregoing in no way prevents Van Voorhis from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Van Voorhis may serve on the boards of directors of other companies so long as such service does not conflict with his interest in and duties to the Company and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

5. Van Voorhis agrees to indemnify and hold the Company, its Board of Directors, and any officers or employees of the Company harmless from any past or current grievance, disagreement, or other potential claim of injury or wrongdoing.

IV. COMPENSATION

1. Salary. Commencing June 1, 2022, the Company shall continue to pay Van Voorhis a salary at the rate of $100,000.00 (One Hundred Thousand Dollars) through May 31, 2023, payable monthly on the last day of each month. Said salary will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. The Company also shall reimburse Van Voorhis for all reasonable and necessary business expenses incurred by him in his roles, including expenses incurred by him with respect to his wife when it is necessary for her to accompany him to the IAAPA Convention for the Company and/or attending business or social functions.

2. Van Voorhis will receive an annual salary at the rate of $50,000.00 (Fifty Thousand Dollars) payable monthly on the last day of each month commencing June 1, 2023 through May 31, 2024 as compensation for his ongoing role as Chairman of the Board and Board Committee Member in Year 2 of this Agreement. The Company has no further obligation to Van Voorhis after May 31, 2024.

V. DIRECTORS AND OFFICERS INSURANCE

The Company has purchased and maintains Directors’ and Officers’ liability insurance, including coverage for Van Voorhis in his roles as Chairman of the Board of Directors of the Company, as a member of the Board of Directors, and as Special Advisor to the CEO of the Company, in an amount of not less than $3,000,000.00 (Three Million Dollars).

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VI. INDEMNIFICATION

The Company shall indemnify Van Voorhis, his heirs, executors, administrators and assigns, from and against, and he shall be entitled without further act on his part to be indemnified by the Company for, all claims against him and expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees, and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Van Voorhis as a result of his having been an officer and/or Director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or Director at the time of incurring said expenses. The foregoing right of indemnification shall not be exclusive of other rights to which Van Voorhis may be entitled. The foregoing right of indemnification shall not apply to claims where Van Voorhis is conclusively shown to have committed acts of malfeasance or gross negligence.

VII. BUSINESS EXPENSE REIMBURSEMENT

The Company shall reimburse Van Voorhis for all reasonable and necessary business expenses incurred by him in the performance of his services, duties, and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of his duties, such requests for reimbursement to be supported by receipts, bills, and other records acceptable to the Chief Financial Officer of the Company. If Van Voorhis travels to the IAAPA Convention with his wife, Bonita Von Voorhis, her travel expenses shall be reimbursed, as well. If reimbursement, advances, or allowances are based on permitted mileage or per diem rates, then Van Voorhis shall submit specification of relevant mileage, destination, dates, and other supporting information typically required for tax purposes.

VIII. TERMINATION OF EMPLOYMENT

1. Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Van Voorhis for “cause,” which shall consist of two classes: “Class 1” shall mean termination where there are acts or omissions involving malfeasance on the part of Van Voorhis (as further described below), and “Class 2” shall refer to a termination of Van Voorhis by the Board of Directors where no action or inaction involving malfeasance (“no-fault”) is alleged. Upon termination in either case, all Company property and credit cards in the possession and control of Van Voorhis must be returned to the Company.

2. Malfeasance Termination for Cause – Class 1. In the event the employment of Van Voorhis is terminated for Class 1 cause, then, all compensation, including salary, stock options, bonuses, deferred compensation, and benefits will cease immediately. Termination for Class 1 cause includes, but is not limited to, the following conduct:

(a)	Breach of any restrictive covenant contained herein against competition or disclosure of trade secrets;
(b)	Continued failure and refusal to carry out the duties and responsibilities of office under this Agreement within a reasonable time following written notice from the Board of Directors requiring the subject performance;
(c)	Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Board of Directors to cure such breach;
(d)	Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Board of Directors to cease such conduct.
(e)	Commission of a felony.

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3. No-Fault Termination – Class 2

(a)	Simple Termination. In the event of a Class 2 (no fault) termination of Van Voorhis as the result of a decision by the Board of Directors or by that of a future owner in the event of a “Change-in-Control” to terminate his employment or termination because the Company ceases doing business for any reason whatsoever, Van Voorhis shall be entitled to the amount of his salary for the entire remainder of the then existing term of this Agreement.

For purposes hereof, a “Change-in-Control” shall mean (i) a transaction or series of related transactions in which any “person” or “group” becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company immediately prior to such transaction retain at least a majority of the total voting power immediately after such transaction or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)	Resignation. In the event that Van Voorhis resigns his role with the Company, then, unless a different compensation is otherwise mutually agreed upon in writing between the parties, Van Voorhis will be entitled to one (1) month’s salary following his notice of resignation which precludes claims for full renumeration for the remainder of the Agreement. All rights to stock options, bonuses or deferred compensation not granted or vested shall be relinquished by Van Voorhis upon his giving such notice of his resignation.

(c)	Death or Disability. In the event Van Voorhis’ employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply as the case may be:

(i)	In the event of Van Voorhis’ death, the Company shall pay to Van Voorhis’ designated beneficiary an amount equal to Van Voorhis’ salary for a six (6) month period next following his death. As of this date of this Agreement, Van Voorhis’ designated beneficiary is his wife, Bonita Van Voorhis.

(ii)	In the Event of Van Voorhis’ disability, the Company shall pay to Van Voorhis an amount equal to Van Voorhis’ salary for a six (6) month period following medical notice to the Company of disability.

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IX. RESTRICTIVE COVENANTS

1.	Confidential information. Van Voorhis covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a)	Customers lists, contracts, and other sales & marketing information;

b)	Financial information, cost data;

c)	Formulas, trade secrets, processes, and theme park devices;

d)	Supply sources & contracts;

e)	New and/or potential Business opportunities.

f)	Proprietary plans, procedures, models, and other proprietary information

2.	Affirmative Duty to Disclose. Van Voorhis shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment. All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Van Voorhis is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Van Voorhis shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.	Covenant Not to Compete. For a period of one (1) year following the termination of his employment with the Company, Van Voorhis shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 100 miles of Company parks or which the Company has designated for acquisition, for a period of one (1) year following the termination of his employment with the Company.

4.	Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of theme parks and related businesses and of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.	Arbitration. Any controversy, claim, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall he submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a. The venue for said arbitration shall be LaGrange, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.

b. The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

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X. NOTICE

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice,

COMPANY:	Parks! America, Inc.
P.O. Box 1197
Pine Mountain, Georgia 31822

VAN VOORHIS:	Dale Van Voorhis
5684 Pioneer Trail
Hiram, Ohio 44234

XI. GENERAL PROVISIONS

1. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2. Amendments. This Agreement may be amended only in writing signed by both parties.

3. Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4. Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7. Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties. This Agreement may be executed by FAX or scanned signature, with such signatures treated as original signatures.

8. Applicable Law. This Employment Agreement shall be governed by, and construed, in accordance with the applicable laws of the State of Georgia.

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WHEREFORE, this Agreement is hereby executed and made effective the day and year written on the signature page.

PARKS! AMERICA, INC.

By:	/s/ Jeffery Lococo
Jeffery Lococo, Director

/s/ Dale Van Voorhis
Dale Van Voorhis

Date:	May 27, 2022

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SCHEDULE ‘A’

Roles & Responsibilities / Job Description for Dale Van Voorhis

Mr. Van Voorhis will be employed in one or more of the following roles during the term of this Agreement.

●	Chairman of the Board

●	Strategic Growth Committee Member

●	Audit Committee Member

●	Special Advisor to the Chief Executive Officer

His work will include:

●	Deploying “best efforts” in all activities in support of the Company.

●	Offering advisory & onboarding services to the new/interim Chief Executive Officer.

●	Transitioning all “institutional” knowledge, know-how, insights, procedures, and related Company intellectual property to the new/interim CEO.

●	Making introductions to appropriate Company personnel, key banking contacts, shareholders, Board members, vendors, agencies, legal counsel, and related contacts.

●	Working in concert with the CEO and CFO to ensure continuity with the company’s primary banking relationships, including advising on current and potential future bank relationships.

●	Providing work product as assigned by the new/interim CEO.

●	Collaborating with CEO on business analysis, evaluation, and initiative deployment.

●	Organizing/Overseeing the work/functioning of the Board of Directors as Chairman.

●	Serving as a Board Member on the new Strategic Growth Committee – including helping define the charter, identify/evaluate potential acquisitions, etc.

●	Serving as a Board Member on the Audit Committee – including providing input to Company financial reporting, filings, budgets, & audit responsibilities.

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